Media Contacts:
Richard L. Tso TIBCO Software Inc. (650) 846-8644 rtso@tibco.com	Marianna Vyridi Weber Shandwick for TIBCO (415) 248-3412 mvyridi@webershandwick.com

TIBCO Software Appoints Nanci Caldwell to Board of Directors

PALO ALTO, Calif., June 18, 2009 - TIBCO Software Inc. (NASDAQ: TIBX) today announced the addition of Nanci Caldwell, former executive vice president and chief marketing officer for PeopleSoft, to its board of directors. Ms. Caldwell brings more than 25 years of senior management, marketing and sales experience, having worked with global technology leaders.

"TIBCO is a true market innovator and a company that has continuously focused on delivering the highest level of business value to its customers," said Caldwell. "I look forward to being actively involved in its future."

Most recently, Caldwell served as executive vice president and chief marketing officer at PeopleSoft.  Prior to joining PeopleSoft in 2001, Caldwell spent 19 years at HP, where she held a number of senior management positions. Caldwell currently serves on the board of directors for Citrix Systems, Inc.; Deltek Systems, Inc.; LiveOps, Inc.; and Sophos Plc. and has also served in the past as a member of the board for Hyperion Solutions and Network General.

"Nanci brings a wealth of industry experience and leadership to the TIBCO board of directors and will be a great addition to our team," said Vivek Ranadivé, founder and chief executive officer, TIBCO. "Her depth of marketing and sales knowledge and proven track record of success will be invaluable as we continue to lead the market and serve our customers."

About TIBCO

TIBCO's technology digitized Wall Street in the '80s with its event-driven "Information Bus" software, which helped make real-time business a strategic differentiator in the '90s. Today, TIBCO's infrastructure software gives customers the ability to constantly innovate by connecting applications and data in a service-oriented architecture, streamlining activities through business process management, and giving people the information and intelligence tools they need to make faster and smarter decisions, what we call The Power of Now. TIBCO serves more than 3,000 customers around the world with offices in more than 20 countries and an ecosystem of over 200 partners. Learn more at www.tibco.com.

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TIBCO and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. in the United States and/or other countries. All other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.